                    EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA


                                NEPTUNE SYSTEMS, INC.

                            EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 18th day of November, 1996 by and between David E. Alcala, a resident of Florida (the "Employee"), and NEPTUNE SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Company").

     WHEREAS, the Company is engaged in the business of providing supply chain management software and related services to the warehouse, distribution and logistics industries worldwide ("the Business"); and

     WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company for a period of time in the future upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

     1.   EMPLOYMENT AND TERM.

          (a) The Company hereby employs the Employee and the Employee hereby accepts employment with the Company, as Senior Vice President and Chief Operating Officer (the "Position"), for a period commencing as of the date of letter of agreement between Raymond R. Hood ("President/CEO of the Company") and the Employee dated November 18, 1996 ("the Commencement Date") and commencing active employment as of January 1, 1997 and continuing until December 31, 1999, subject to the provisions of Section 8 hereof (the "Initial Term"). During the Initial Term, the Employee shall also be a member of the Executive Committee appointed by the Board of Directors.

          (b) At the end of the Initial Term, this Agreement shall automatically renew for successive additional periods of one (1) year, unless terminated by either party upon no less than one hundred eighty (180) days prior written notice to the other party prior to the expiration of the Initial Term or any such renewal period. The Initial Term of employment and any renewal periods hereunder, subject to the provisions of Section 8 hereof, are hereinafter referred to as the "Term."

     2. DUTIES. During the Term, the Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. The Employee shall assume such duties and responsibilities as may be customarily incident to such a position, and such additional and other duties as may be assigned to the Employee from time to time by the President or the Executive Committee of the Company, including, without limitation, the duties and responsibilities set forth in SCHEDULE A attached hereto. The Employee shall report to the President of the Company.

     3. OTHER BUSINESS ACTIVITIES. During the Term, the Employee shall not, without the prior written consent of the Company in its sole discretion, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

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              EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

     4. COMPENSATION. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services rendered hereunder and for the Employee's intellectual property covenants and assignments and covenant not to compete as provided for in Sections 6 and 7 hereof, the compensation set forth in this Section 4.

               4.1 SALARY. The Company shall pay the Employee an initial base salary at the annual rate of One Hundred Sixty Thousand Dollars ($160,000) (as the same may hereafter be increased , the "Base Salary"). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by the Employee, and shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated employees from time to time in effect. The Base Salary may be increased from time to time by the Board of Directors of the Company in its discretion.

               4.2 BONUS PROGRAM. During the term of this Agreement and within thirty (30) calendar days of the end of each business quarter as defined by the Company the Employee shall receive an amount equal to two percent (2%) of the Gross Margin booked for all new business in the North American operations of the company. In addition the Employee shall receive a like amount for all new business booked outside the North American for which the Employee was directly responsible and managed and directed the activities. For the purposes of clarity the Employee and Company shall put in place a margin booking form acceptable to the both parties to aid in this calculation. For purposes of this Section 4.2 "Gross Margin" shall mean GROSS MARGIN CALCULATION SIMILAR TO HIS SYSTEMS TO BE DEVELOPED AND ATTACHED TO THIS AGREEMENT.

               4.3  EQUITY PARTICIPATION.

                    (a) The Company shall grant to the Employee an incentive stock option to purchase three percent (3%) of the total shares of the Class B (restricted voting and transfer rights) common stock of the Company equal to 300,000 shares of common stock at a par value $.01 per share. The
Company plans to offer an additional 2,345,679 shares in two offerings to private investors in early 1997. This grant will be adjusted on a pro-rata basis to maintain the 3% ratio on outstanding shares. If the offering is fully subscribed this will result in an additional 70,370 options being issue to the Employee. There will be no dilution protection after this supplemental grant. The Option shall vest as follows: 1/3 of the shares shall vest on the Commencement Date of this Agreement, 1/3 shares shall vest on the first anniversary of the Commencement Date of this Agreement, and 1/3 shall vest on the second anniversary of the Commencement Date of this Agreement. The exercise price of the Option shall be fixed at 75 cents ($.75) per share.
The Option shall be subject to and in accordance with the provisions of the 1996 Stock Option Plan of the Company (the "Plan") substantially in the form attached hereto as SCHEDULE B however where this Agreement is different then the language and provisions in this Agreement shall govern.

                    (b) Notwithstanding the foregoing, the Option shall become fully vested upon the occurrence of one of the following events: (a) the sale of the Company to an unrelated third party by way of merger, sale of assets or sale of capital stock of the Company, (b) the sale by the Company of more than seventeen percent (17%) of its outstanding Common Stock on a fully-diluted basis to an unrelated third party (excluding any sales to venture funds currently under consideration by the Company with whom discussions began prior to the Commencement Date of this Agreement), or (c) the filing by the Company of a registration statement on Form S-1 in connection with an underwritten initial public offering.

                    (c) In addition to the foregoing Option, if the Company completes an underwritten initial public offering of its Common Stock within three (3) years from the date of this Agreement with an enjoys a market cap of $200 million or more during it's first day of trading as a public company, then the

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               EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

Employee shall be entitled to receive an additional option for 200,000 Qualified Contingent on Attorneys Opinion shares of the Class B Common Stock of the Company calculated on a like basis with the Option granted above in paragraph 4.3(a) (the "IPO Option"). These options shall be granted on the day after the Initial Public Offering and are fix priced at 75 cents ($.75) per share.

                    (d) All shares of Common Stock issued under the Option or the IPO Option shall be subject to the terms and provisions of a Stock Purchase and Restriction Agreement as required by the Plan.

               4.4 FRINGE BENEFITS. The Employee shall be entitled to participate in any health, dental programs, or other fringe benefits available to employees of the Company as amended from time to time. During the Term, the Employee shall receive term life insurance in the amount of $300,000 and disability insurance in the amount of $12,000 per month, which premiums are to be paid by the Company. The Employee shall be entitled to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company. Not withstanding the above, the Employee is entitled to three (3) weeks' paid vacation per calendar year.

               4.5 REIMBURSEMENT OF EXPENSES. The Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of the Company, provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time. The Company shall pay to the Employee a car allowance of Seven Hundred Fifty Dollars ($750) per month (the "Allowance") during the Term to help defray the cost of acquiring, insuring and maintaining a vehicle. The Company shall not be responsible for any cost or other obligation in connection with such vehicle.

     5. CONFIDENTIALITY. The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company. As a result, both during the Term and for a period of three (3) years thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (the "Proprietary Information") revealed, obtained or developed in the course of his employment with the Company. Proprietary Information shall include, but shall not be limited to: the intangible personal property described in Section 6(b) hereof; any information relating to methods of production, manufacture and research; hardware and software configurations, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the Company's relationship with, the terms of contracts and agreements with, the needs and requirements of, and the Company's course of dealing with, the Company's actual and prospective customers, contractors and suppliers; and any other materials prepared by the Employee in the course of his employment by the Company, or prepared by any other employee or contractor of the Company for the Company or its customers, (including concepts, layouts, flow charts, specifications, know-bow, user or service manuals, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict the Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee's breach of this Section 5. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the

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                    EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

terms of this Agreement.

     6.   PROPERTY.

          (a) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, the Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever, except as may be necessary in the discharge of the assigned duties, and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his employment with the Company, he shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by the Employee or by others.

          (b) (i) The Employee acknowledges that all right, title and interest in and to any and all writings, documents, inventions, discoveries, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, memoranda, tests, research, designs, innovations, systems, analyses, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written or electronic form or otherwise) that the Employee creates, makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the Term, whether during working hours or at the Company's facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, and that relate to or are useful in any way in connection with the Business as it exists on the Commencement Date of this Agreement or hereafter carried on by the Company (collectively, the "Intellectual Work Product") shall be the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Work Product, and the Employee shall have no claim for additional compensation for the Intellectual Work Product.

               (ii) From the Commencement Date of this Agreement until it's termination the Employee acknowledges that all the Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Work Product that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Work Product under copyright, patent, trade secret, trademark and other intellectual property laws, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold tn its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

               (iii) The Employee shall reveal promptly all information relating to the Intellectual Work Product to an appropriate officer of the Company, cooperate with the Company and execute such documents as may be necessary or appropriate (A) in the event that the Company desires to seek copyright, patent, trademark or other analogous protection thereafter relating to the Intellectual Work Product, and when such protection is obtained, renew and restore the same, or (B) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent, trademark or other analogous protection.

               (iv) In the event that the Company is unable after reasonable effort to secure the Employee's signature on any of the documents referenced in Section 7(b)(iii) hereof, whether because of the

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                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

Employee's physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent, trademark or other analogous protection with the same legal force and effect as if executed by the Employee.

                    (v) The Employee represents that the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property identified on SCHEDULE C hereof comprises all of the innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property that the Employee has made or conceived of prior to the date hereof, and same are excluded from the operation of the other provisions of this Section 6(b).

          7.   COVENANT NOT TO COMPETE.

               (a) The Employee shall not, anywhere in the world, during the Term and for a period of two (2) years thereafter (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

                    (i) engage or participate, directly or indirectly, in any business activity competitive with the Business or the business of any of the Company's subsidiaries or affiliates as conducted as of the Commencement date of this Agreement ("the Neptune Business");

                    (ii) become interested (as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or or other entity engaged in any business that is competitive with the Neptune Business except as existed on the Commencement Date of this Agreement, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Neptune Business (notwithstanding the foregoing, the Employee may hold not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in the Neptune Business.

                    (iii) solicit or call on, either directly or indirectly in a capacity competitive with the Neptune Business, any (A) customer with whom the Company shall have dealt at any time during the three
(3) year period immediately preceding the termination of the Employee's employment hereunder, or (B) supplier or distributor with whom the Company shall have dealt at any time during the three (3) year period immediately preceding the termination of the Employee's employment hereunder;

                    (iv) influence or attempt to influence any supplier, distributor, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                    (v)  influence or attempt to influence any person either
(A) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee of the Company at any time during the twelve (12) month period immediately preceding the termination of the Employee's employment hereunder.

               (b) The Employee hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on his subsequent employment by this Section 7 are reasonable and fair and will

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                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

not prevent or materially impair his ability to earn a livelihood.

          8. EARLY TERMINATION. The Employee's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 8. Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Section 8.

               8.1  TERMINATION FOR DISABILITY.

                    (a) In the event of the disability of the Employee such that the Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than one hundred twenty
(120) consecutive days ("Disability"), the Employee's employment hereunder may be terminated by the Company provided that such disability is not the direct result of the Employee performing his duties on behalf of the company or occurring while performing duties and functions on behalf of the Company ("Work Related Activities"). Should such disability be the direct result of Work Related Activities then the Employee shall be entitled to compensation under this Agreement to the extent of continuing health and disability benefits.

                    (b) In the event of a termination of the Employee's employment hereunder pursuant to Section 8.1(a), the Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) Base Salary and other forms of compensation and benefits payable or provided in accordance with the terms of any then existing compensation or benefit plan or arrangement, including payment prescribed under and disability of life insurance plan or arrangement in which he is a participant or to which he is a party as an employee of the Company; provided that the Employee has complied with all of his obligations under this Agreement and continues to comply with all of his surviving obligations hereunder listed in
Section 10. Except as specifically set forth in this Section 8.1(b), the Company shall have no liability or obligation to the Employee for compensation or benefits hereunder by reason of such termination.

               8.2 TERMINATION BY DEATH. In the event that the Employee dies during the Term, the Employee's employment hereunder shall be terminated thereby and the Company shall pay to the Employee's executors, legal representatives or administrators an amount equal to: the accrued and unpaid portion of the Base Salary and other compensation for the month in which he dies. Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation hereunder to the Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of the Employee's death, except that the Employee's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

               8.3  TERMINATION FOR CAUSE.

                    (a) The Company may terminate the Employee's employment hereunder at any time for "cause" upon ninety (90) days' written notice to the Employee. For purposes of this Agreement, "cause" shall mean:

                         (i)  any material breach by the Employee of any of
his obligations under this Agreement;

                         (ii) willful failure by the Employee to perform
satisfactorily the duties required by or appropriate for the Position, as determined by the President of the Company or the Board of Directors of the Company in his or its sole reasonable discretion after 90 days written notice to the employee of the deficiency in performance and development of a mutually agreed plan to correct such performance shortfalls.

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                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

                    (iii) conduct of the Employee involving any type of disloyalty to the Company or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of the employment;

                    (iv) conviction of a felony or other criminal act punishable by more than one (l) year in prison;

                    (v) commission by the Employee of an intentional tort or an act involving moral turpitude or constituting fraud; or

                    (vi) habitual alcohol or substance abuse or addiction.

               (b) In the event of a termination of the Employee's employment hereunder pursuant to Section 8.3(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, benefits and bonuses. All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee as well as a release by the Company of any non-compete covenants contained anywhere in this Agreement except those restrictions contained in paragraphs 7(a)(iii) and 7(a)(iv) and 7(a)(v). Except as specifically set forth in this Section 8.3, the Company shall have no liability or obligation hereunder by reason of such termination.

          8.4  TERMINATION WITHOUT CAUSE.

               (a) The Company may terminate the Employee's employment hereunder at any time, for any reason, without cause, upon ninety (90) days' written notice to the Employee except that such termination may not be performed under the condition of acquisition, merger or sale of the company without the full salary, benefits and stock options available under this Agreement being given to the employee.

               (b) In the event of a termination of the Employee's employment hereunder pursuant to Section 8.4(a), the Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, benefits and bonuses, plus a liquidated termination fee (the "Termination Fee") equal to the Employee's normal monthly salary at the time of the termination times the number of months remaining on this Agreement or One Hundred Sixty Thousand Dollars ($160,000) whichever is greater. The payments of the Termination Fee will be made on a monthly basis until the full amount is paid to the Employee. At the discretion of the Employee he may waive the payment of Termination Fee for the right to terminate any and all non-compete provisions of this Agreement in their entirety no matter where they appear in this Agreement. All Base Salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to the Employee. Except as specifically set forth in this Section 8.4, the Company shall have no liability or obligation hereunder by reason of such termination.

          8.5  OPTIONS; REPURCHASE OF SHARES.

               Upon the termination of the Employee's employment pursuant to this Section 8 for any reason, all further vesting on all stock options and/or restricted stock in the Company held by the Employee shall immediately cease as of such date and thereafter such stock options shall be exercisable within two (2) calendar years and any restricted stock or other equity securities held by the Employee shall be subject to repurchase by the Company at an amount mutually agreed to and determined by an independent appraisal of the worth of the company done by an outside party acceptable to both parties to this Agreement. Should the Company file to have an Initial Public Offerings within fifteen (15) calendar months of early termination of this Agreement then the Company shall pay an additional amount to the Employee equal to the difference between the amount already paid under this paragraph and the share price in the Initial Public Offering.

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                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

          9.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE EMPLOYEE.

               (a)  The Employee represents and warrants to the Company that:

                    (i) There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee's execution of this Agreement or the Employee's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee's employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

                    (ii) The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.

               (b) Upon and after his termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee (i) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in the Business, with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to his employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

          10. SURVIVAL OF PROVISIONS. The provisions of this Agreement set forth in Sections 5, 6, 7(a)(iii), 7(a)(iv), 7(a)(v), 8 and 9 through
20 hereof shall survive the termination of the Employee's employment hereunder.

          11. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

          12. NOTICE. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight delivery with a reputable courier service, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or if by overnight delivery, the date of delivery or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

          If to the Employee:

               David E. Alcala
               841 Waterside Drive #203
               Venice, Florida 34292

          If to the Company:

                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

               Neptune Systems, Inc.
               640 Baldwin Tower Boulevard
               Eddystone, PA 19022-1392
               Attention: Raymond R. Hood

          with a copy to:

               Pepper, Hamilton & Scheetz
               1235 Westlakes Drive
               Suite 400
               Berwyn,PA 19312
               Attention: Christopher F. Wright, Esquire


          13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          14. WAIVER. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

          15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.

          16. INVALIDITY. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

          17. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          18. NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

          19.  SPECIFIC ENFORCEMENT; EXTENSION OF PERIOD.

               (a) The Employee acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. The Employee also acknowledges that any breach by him of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any

                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

               (b) The periods of time set forth in Sections 5, 6 and 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The "time required for litigation" is herein defined to mean the period of time commencing on the earlier of the Employee's first breach of such covenants or the service of process upon the Employee ending on the expiration of all appeals related to such litigation.

          20. CONSENT TO SUIT. In the case of any dispute under or in connection with this Agreement, the Employee may only bring suit against the Company in the Courts of the Commonwealth of Pennsylvania in and for the County of Philadelphia or in the Federal District Court for such geographic location. The Employee hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania in and for the County of Philadelphia or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the Employee hereby waives any claim he may have at any time as to FORUM NON CONVENIENS with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Agreement in any appropriate court and in any jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

          21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

                                       NEPTUNE SYSTEMS, INC.

                                       By: /s/ Raymond Hood
                                          ----------------------------------
                                          Title: PRESIDENT & CEO



                                          /s/ David E. Alcala
                                          ----------------------------------
                                              DAVID E. ALCALA

                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

                                    SCHEDULE A

                                      DUTIES

The duties of the Employee shall include but not be limited to:

1.   Directing the strategic sales and marketing operations of the Company;

2. Participating in the Executive Committee to formulate and execute company policy

3.   Providing direction to the Executive Committee on product direction.

4. Seeking out companies and products which are viable candidates for acquisition or merger by the Company

5.   Working with the President/CEO on day-to-day operations of the Company

6.   Setting pricing policies for Company products and services

7. Reviewing, negotiating, and binding the Company in contracts and agreement with customers

                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

                                  SCHEDULE B

                             NEPTUNE SYSTEMS, INC.

                1996 INCENTIVE AND QUALIFIED STOCK OPTION PLAN



                                [TO BE ATTACHED]

                 EXECUTIVE EMPLOYMENT AGREEMENT - DAVID ALCALA

                                   SCHEDULE C

                       PRIOR INVENTIONS OF DAVID E. ALCALA


1. It is hereby disclosed that David E. Alcala and Kristine A. Alcala are officers and owners of a corporate entity known as Manufacturing Technology Associates, a State of Wisconsin corporation, and that further that company owns and has marketed a MRPII Manufacturing Requirements Planning System/Financial System known under the trade name PACS/FACS (Planning and Control System/Financial Accounting Control System), and further that under a previous corporate entity know as Manufacturing Resource Management the PACS product was sold to Arthur Andersen and Company who sold the product to the general public under the operations of Andersen Consulting with the trade name MACPAC, and further that PACS/FACS is a copyrighted work containing substantial amounts of inventory control, stock location, and distribution logic which can operate on the IBM AS/400, HP/9000 and IBM RS/6000 family of computers David E. Alcala is a key designer and architect of the logic contained in this system.

                                NEPTUNE SYSTEMS, INC.

                  FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


     This First Amendment (this "Amendment") is dated September 11, 1997 by and between David E. Alcala (the "Employee") and Neptune Systems, Inc. (the "Company") and amends the Executive Employment Agreement dated as of November 18, 1996 between the Employee and the Company (the "Agreement").

     WHEREAS, the Employee and the Company entered into the Agreement pursuant to which the Employee was granted and was to be granted certain incentive stock options in the Company;

     WHEREAS, the Company is currently in negotiations with Dallas Systems Corporation, General Atlantic Partners and EXE Technologies, Inc. with respect to the merger of both the Company and Dallas with and into EXE Technologies (the "Merger"); and

     WHEREAS, the parties desire to amend the Agreement regarding the option grants and to clarify the Agreement regarding the impact of the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

     1. DEFINITIONS. All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein.

     2. RECEIPT OF INITIAL OPTION. The Employee acknowledges that as stated in Section 4.3(a) of the Agreement the employee was granted an Incentive Stock Option (the "Initial Option") dated November 18, 1996, to purchase 300,000 shares of the Class B Common Stock, $.001 par value per share, of the Company at the fair market value of 75 cents ($.75) per share.

     3. ACCELERATION OF VESTING. The Company acknowledges that upon the consummation of the Merger, the Initial Option will become fully vested pursuant to Section 4.3(b) of the Agreement and that as of the date on which the Merger is effective the Employee may upon demand execute any or all of the options at anytime time the Employee desires.

     4. THE SECOND OPTION GRANT. Promptly after the consummation of the Merger, the successor in interest to the Company as a result of the Merger (the "Surviving Corporation") shall grant to the Employee an incentive stock option (the "Second Option") to purchase 39,583 total shares of the Class B Common Stock, $.01 par value per share, of the Surviving Corporation. The exercise price of the Second Option shall be fixed at a fare market price of

Two Dollars ($2.00) per share. The Second Option shall be fully vested on the date of issuance of the Second Option. The Second Option shall be subject to and in accordance with provisions of the 1996 Stock Option Plan of the Company or any successor Plan adopted by the Surviving Corporation (the "Plan"), provided that if this Amendment or the Agreement conflicts with the language and provisions in the Plan, then the Agreement as amended shall govern. The Employee acknowledges that upon the issuance of the Second Option, the Company has no further obligation to issue any additional options to the Employee pursuant to Section 4.3(a) of the Agreement.

     5. TERMINATION OF 4.3(c). The parties acknowledge that notwithstanding anything to the contrary contained in the Agreement, Section 4.3(c) of the Agreement is hereby terminated in its entirety.

     6. THE THIRD OPTION GRANT. Promptly after the consummation of the Merger, the Surviving Corporation shall grant to the Employee an incentive stock option (the "Third Option") to purchase 200,000 shares of the Class B Common Stock, $.01 par value per share, of the Surviving Corporation. The exercise price of the Third Option shall be at the fair market value of Two Dollars ($2.00) per share. The Third Option shall vest as follows: 10,417 of the shares shall vest on [January 1], 1999; 66,667 of the shares shall vest on [January 1], 2000; 66,667 of the shares shall vest on [January 1], 2001; and 58,250 of the shares shall vest on [January 1], 2002. The Third Option shall be subject to and in accordance with the provisions of the Plan, provided that if this Amendment or the Agreement conflicts with the language and provisions in the Plan, then the Agreement as amended shall govern.

     7. EFFECT OF MERGER. The parties acknowledge that upon the consummation of the Merger, the Agreement shall be binding upon each of the Employee and the Surviving Corporation as a result of the Merger.

     8.   MISCELLANEOUS.

          (a) The Agreement shall remain in full force and effect, subject only to the changes herein specified.

          (b) The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them.

          (c) All references to the Agreement in any other documents, shall mean the Agreement as amended hereby and from time to time hereafter in writing.

          (d) This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

                                NEPTUNE SYSTEMS, INC.

/s/ David E. Alcala
--------------------------       By: /s/ Raymond Hood
DAVID E. ALCALA                     ---------------------------------

                                    Title: President
                                          ---------------------------


                                     -3-